                                                                                    Exhibit 99.1

For more information, contact:

Andrew Moreau - 501-905-7962
Vice President - Corporate Communications
andrew.moreau@alltel.com

Tony Thomas - 501-905-8991
Vice President - Investor Relations
tony.thomas@alltel.com

For Release:	April 20, 2006

Alltel names Peter A. Bridgman to board of directors

LITTLE ROCK, Ark. - Peter A. Bridgman has been elected to the Alltel board of directors, effective immediately, to a term ending in 2008.
Bridgman is senior vice president and controller of PepsiCo, where he is responsible for PepsiCo’s financial reporting and financial forecasting, planning and analysis teams. He works closely with PepsiCo’s audit committee of the board, PepsiCo’s division controllers and their organizations and with internal audit. He is a member of PepsiCo’s capital expenditures committee and the company’s pension investment committee.
Bridgman assumed his current position in 2000. Prior to that, he was senior vice president and controller of The Pepsi Bottling Group, where he led the company through Securities and Exchange Commission filings and the group’s first year as a newly public company.
He was appointed to the standing advisory group of the Public Company Accounting Oversight Board for a two-year term ending in 2007. He also serves on the board of trustees of Manhattanville College.
Bridgman is a certified public accountant and a Fellow of the Institute of Chartered Accountants in the U.K. He holds a bachelor’s of science in economics and accounting from the University of Bristol.
Also Thursday, Alltel shareholders re-elected four directors to the board to terms ending in 2009. They are: William H. Crown, president and CEO of CC Industries Inc. of Chicago; Joe T. Ford, chairman of the board of Alltel; John P. McConnell, chairman and CEO of Worthington Industries Inc. of Columbus, Ohio; and Josie C. Natori, president and CEO of The Natori Co. of New York.
Alltel is owner and operator of the nation’s largest wireless network and has more than 10 million wireless customers.

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